EXHIBIT 21

                LIST OF SUBSIDIARIES OR OTHER RELATED ENTITIES




TETRA International Incorporated
      TETRA Technologies de Venezuela, S.A.
      TETRA Technologies U.K. Limited
      TETRA Technologies de Mexico, S.A. de C.V.
      TETRA Technologies Nigeria Ltd.
      TETRA de Mexico, S.A. de C.V.

TETRA Applied Technologies, Inc.

TETRA F.S.C. Limited

TETRA Micronutrients, Inc.
      American Microbial Technologies, Inc.
      Seajay Industries, Inc.
      TETRA Agricultural Products de Mexico, S.A. de C.V.

TETRA Services, Inc.

TETRA Technologies Australia Pty Ltd

TETRA Thermal, Inc.
      TETRA Process Services, L.C.

TETRA U.K. Limited

Damp Rid, Inc.

Industrias Sulfamex, S.A. de C.V.